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                    [LINDQUIST & VENNUM P.L.L.P LETTERHEAD]


                                                                   EXHIBIT 5

                                April 22, 1997


Ciatti's, Inc.
5555 West 78th Street
Edina, MN 55439


     Re:  Amendment No. 1 to Registration Statement on Form S-2
          File No. 333-23233

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-2 filed by Ciatti's, Inc. (the "Company") with the Securities and Exchange Commission on March 13, 1997 (File No. 333-23233), as amended to date hereof, relating to an offering of $2,000,000 in subordinated notes (the "Notes"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Notes being offered by the Company, when issued and paid for, will be binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                              Very truly yours,

                              LINDQUIST & VENNUM p.l.l.p.



                              /s/ Lindquist & Vennum P.L.L.P.